EXHIBIT 21—SUBSIDIARIES OF REGISTRANT

	Jurisdiction of	Name Under Which
Subsidiary	Incorporation	Business is Done
Horizon Bank, National Association	United States	Horizon Bank; Horizon Trust & Investment Management

Horizon Insurance Services, Inc.	Indiana	Horizon Insurance Services
(a subsidiary of Horizon Bank)

Horizon Investments, Inc.	Nevada	Horizon Investments, Inc.
(a subsidiary of Horizon Bank)

Horizon Bancorp Capital Trust II	Delaware

Alliance Financial Statutory Trust I	Delaware

Horizon Bancorp Capital Trust III	Delaware

Horizon Grantor Trust	Delaware
(a subsidiary of Horizon Bank)

Horizon Properties, Inc.	Maryland
(a subsidiary of Horizon Investments, Inc.)

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